Exhibit 8.1

April 6, 2017	Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019-6142 +1 212 506 5000 orrick.com

Sequoia Residential Funding, Inc.

One Belvedere Place

Mill Valley, California 94941

Re:	Sequoia Residential Funding, Inc.
Amendment No. 1 to Registration Statement on Form SF-3

Ladies and Gentlemen:

We have advised Sequoia Residential Funding, Inc. (the “Registrant”) with respect to certain federal income tax aspects of the issuance by the Registrant of its mortgage pass-through certificates (the “Certificates”), each issuable in series (each, a “Series”). Such advice conforms to the description of selected federal income tax consequences to holders of the Certificates that appears under the heading “Material Federal Income Tax Consequences” in the prospectus (the “Prospectus”) forming a part of the Amendment No. 1 to Registration Statement on Form SF-3 (the “Registration Statement”) as filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description, to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects. To the extent that such description explicitly states our opinion, we hereby confirm and adopt such opinion herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series with numerous different characteristics, the particular characteristics of each Series must be considered in determining the applicability of this opinion to a particular Series.

Sequoia Residential Funding, Inc.

April 6, 2017

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP